UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: May 03, 2007 (Date of earliest event reported)
Woodward Governor Company (Exact name of registrant as specified in its charter)

DE (State or other jurisdiction of incorporation)	000-8408 (Commission File Number)	36-1984010 (IRS Employer Identification Number)

1000 East Drake Road, Fort Collins, Colorado (Address of principal executive offices)		80525 (Zip Code)
970-482-5811 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On May 3, 2007, Woodward Governor Company issued a news release to report that on April 30, 2007, the Company was notified of an adverse arbitration ruling on a matter that was initiated by the Company and outstanding since 2002. As a result of the ruling, the Company has incurred a loss of approximately $4 million, including expenses related to the arbitration finding. After variable compensation impacts and appropriate tax effects, the after-tax impact is a reduction in previously reported net earnings of approximately $1.8 million or $0.05 per diluted share. These items are required to be reflected in the statement of earnings in our 2007 second fiscal quarter report on Form 10-Q. They were not reflected in the Company's earnings release on April 23, 2007 as the findings of the arbitration panel were not known at that time.

The Company recently has incurred and expensed legal and other professional fees of as much as $2.0 million per quarter in relation to the above matter and the recently settled EEOC class action. With the finalization of both issues, associated fees will no longer be incurred.

In the news release, the Company reaffirms its fiscal 2007 sales and earnings guidance provided in the April 23, 2007 earnings release and investor conference call.

A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information in this report, including the exhibit hereto, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       Press Release of Woodward Governor Company dated May 03, 2007

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 03, 2007	WOODWARD GOVERNOR COMPANY By: /s/ Robert F. Weber, Jr. Robert F. Weber, Jr. Chief Financial Officer, Corporate Secretary and Treasurer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Woodward Governor Company dated May 03, 2007